ASSIGNMENT OF PROCEEDS AGREEMENT

THIS AGREEMENT is dated for reference the 28th day of November, 2001

BETWEEN:

JESDAN ENTERTAINMENT CORP., a Florida corporation having an address care of 11161 Heron Bay Blvd., Suite 4323, Coral Springs, FL 33076

(the "Assignor")

OF THE FIRST PART

AND:

ENTERTAINMENT HOSTING & MERCHANDISING, L.L.C., a California limited liability company having an office at 300 Esplanade Drive, Suite 1680, Oxnard, CA 93030

("Assignee")

OF THE SECOND PART

AND:

WORLDWIDE TECHNOLOGIES, INC., a British Columbia company, 300 Esplanade Drive, Suite 1680, Oxnard, CA 93030

("Worldwide")

OF THE THIRD PART

WHEREAS:

A. Worldwide is in the process of acquiring all of the membership interests in Assignee such that Assignee will become a wholly-owned subsidiary of Worldwide;

B. Pursuant to a License Agreement made on March 14, 2000 between Ricky Martin Enterprises, Inc., as Licensor (the "Licensor"), and the Assignor as Licensee (the "Ricky Martin License" attached as Schedule "A"), the Licensor agreed to license to the Assignor the exclusive right to use the Intellectual Property to create and manage the Official Ricky Martin Fan Club and Website, as such terms are defined in the Ricky Martin License; and

C. The Assignor wishes to assign its entire right to the proceeds and revenue derived from the sale of any Merchandise and Fan Club Memberships incorporating Intellectual Property on the Website, as such terms are defined in the Ricky Martin License, to the Assignee.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the mutual covenants and promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each, the parties hereto agree as follows:

Article 1
Assignor's Obligations

1.1 Assignment of Proceeds

The Assignor irrevocably and unconditionally conveys, transfers and assigns to the Assignee all of its rights to proceeds and revenue derived from rights granted pursuant to the Ricky Martin License (the "Proceeds"). All such Proceeds will, as of the Effective Date, as defined in Section 4.1, shall become income to the Assignee. All Proceeds from the sale of memberships to the Ricky Martin Fan Club and any credit card memberships unprocessed as of the Effective Date shall become income to the Assignee.

1.2 Payment of Proceeds

Assignor will promptly notify Assignee of the receipt of any Proceeds and will pay Assignee such Proceeds within five business days of receipt thereof.

1.3 Assignor Covenants

The Assignor hereby covenants:

(a) to perform all of the covenants and conditions of the Licensee in the Ricky Martin License;

(b) to otherwise act to maximize the Proceeds;

(c) to use Assignor's best efforts to renew the Ricky Martin License as defined therein; or, to enter into a new agreement with Licensor on terms at least as advantageous to Assignor and Assignee as in the Ricky Martin License by March 14, 2002;

(d) not to breach the Ricky Martin License; and

(e) to bring to Worldwide's attention all new artists with whom Assignor is in, or with whom Assignor will from time to time during the term of this Agreement enter into, negotiations regarding the provision of a website and merchandising partnership for the purposes of an agreement being entered into between Worldwide or, at Worldwide's direction, Assignee, and such new artist to provide such a website and merchandising partnership. Assignor will not bring such artists to the attention of any competitors of Worldwide prior to Worldwide and the artist failing to reach an agreement.

Article 2
Warranties and Representations

2.1 Assignor's Warranties and Representations

Assignor hereby warrants and represents that:

(a) Assignor has carried out of all of its obligations pursuant to the Ricky Martin License;

(b) Assignor has not breached the Ricky Martin License in any way;

(c) that all information provided by Assignor to Assignee regarding Proceeds received prior to the execution of this Agreement are true;

(d) that no other party has any right to the Proceeds, and all previous agreements with third parties (other than Licensor) relating to the Proceeds have been terminated, excluding agreements with third parties relating to the consideration paid to Assignor in this Agreement; and

(e) that the Website does not breach any federal, state or provincial laws or regulations, including, but not limited to any such laws or regulations relating to the privacy rights of members of the Ricky Martin Fan Club.

Article 3
Worldwide's Agreements

3.1 Compensation of Assignor

(a) As consideration for the present assignment hereunder to Assignee of all of the Assignor's right, title and interest in and to the Proceeds, Worldwide shall, upon execution of this Agreement:

(i) issue to the Assignor 125,000 fully paid and non-assessable common shares (the "Shares") in the capital of Worldwide, which shares will be issued to Assignor within 20 days of the execution of all necessary documents, including a Subscription Agreement in the form attached to this Agreement as Schedule "B";

(ii) issue to the Assignor $25,000 USD in unrestricted shares. Such shares to be registered by the filing of Form S-8. These shares are in lieu of compensation for the position of Senior Vice-President New Talent.

(iii) grant to the Assignor an aggregate of 200,000 share purchase warrants (the "Warrants"), which warrants will be issued to Assignor upon the execution of all necessary documents, including a Subscription Agreement in the form attached to this Agreement as Schedule "B", will be exercisable for a period of five (5) years from the date of this Agreement, and entitle Assignor to purchase up to 200,000 common shares of Worldwide (the "Warrant Shares") as follows:

A. 50,000 of the Warrants exercisable at a price of $0.25 per share;

B. 50,000 of the Warrants exercisable at a price of $0.50 per share;

C. 50,000 of the Warrants exercisable at a price of $0.75 per share; and

D. 50,000 of the Warrants exercisable at a price of $1.00 per share.

(b) Worldwide will pay Assignor 25% of the revenue from sales of memberships and Fan Club Merchandise, after deducting the direct costs of fulfilling such sales, namely the costs of the goods and shipping and handling charges. In the event a raffle is held, Worldwide will pay Assignor 65% of the income therefrom, after deducting the direct costs of obtaining such income, namely printing costs, shipping and handling costs, and travel costs for the prize winners.

If Assignor is successful in renewing the Ricky Martin License as defined therein; or, to entering into a new agreement with Licensor on terms at least as advantageous to Assignor and Assignee as in the Ricky Martin License by March 14, 2002 (such renewed Ricky Martin License or new agreement with Licensor, the "New Ricky Martin License"), then, in consideration of the assignment by Assignor to Worldwide or, at Worldwide's direction, Assignee, of all of Assignor's rights to proceeds and revenue to be derived from the New Ricky Martin License, Worldwide will issue to the Assignor 200,000 fully paid and non-assessable common shares in the capital of Worldwide, which shares will be issued to Assignor upon the execution of all necessary documents, including a Subscription Agreement similar to that attached to this Agreement as Schedule "B". If such agreement provides less than 100% of the revenue from the sales of merchandising and memberships to Worldwide or Assignee, the consideration to Assignor in Sections 3.1(e) will be pro rated based on the percentage of such revenue to which Assignor or Worldwide is entitled. Furthermore, if additional rights beyond the revenue from the sales of merchandising and memberships are granted to Worldwide or Assignee, further consideration will be provided to Assignor based on the nature of such additional rights.

(d) On the signing of an agreement (each, a "New Artist Ageement") between a new artist and Worldwide or, at Worldwide's direction, Assignee, pursuant to 1.3(e), if such new artist has released an album that has achieved Platinum status, Worldwide will:

(i) issue to the Assignor 125,000 fully paid and non-assessable common shares (the "New Agreement Shares") in the capital of Worldwide, which shares will be issued to Assignor within twenty days after the execution of all necessary documents, including a Subscription Agreement similar to that attached to this Agreement as Schedule "B", and

(ii) grant to the Assignor an aggregate of 200,000 share purchase warrants (the "New Agreement Warrants"), which warrants will be issued to Assignor upon the execution of all necessary documents, including a Subscription Agreement similar to that attached to this Agreement as Schedule "B" and based on the last trade price of Worldwide's common shares prior to the execution of such New Artist Agreement (the "Current Price"), which warrants will be exercisable for a period of five (5) years from the date of the New Artist Agreement and entitle Assignor to purchase up to 200,000 common shares of Worldwide (the "New Agreement Warrant Shares") as follows:

A. 50,000 of the New Agreement Warrants exercisable at a price equal to the Current Price per share;

B. 50,000 of the New Agreement Warrants exercisable at a price equal to the Current Price plus $0.25, per share;

C. 50,000 of the New Agreement Warrants exercisable at a price equal to the Current Price plus $0.50 per share; and

D. 50,000 of the New Agreement Warrants exercisable at a price equal to the Current Price plus $0.75 per share;

(iii) pay to the Assignor the sum of $25,000 cash, the payment stream of which will be negotiated at the time;

(iv) if such New Artist Agreement provides less than 100% of the revenue from the sales of merchandising and memberships to Worldwide or Assignee, the consideration to Assignor in Section 3.1(e) will be pro rated based on the percentage of such revenue to which Assignor or Worldwide is entitled. Furthermore, if additional rights beyond the revenue from the fan club and membership sales of merchandising and memberships are granted to Worldwide or Assignee, further consideration will be provided to Assignor based on the nature of such additional rights.

As per all New Artist Agreements, Worldwide will pay Assignor 25% of the revenue from sales of Fan Club memberships and Fan Club Merchandise, after deducting the direct costs of fulfilling such sales, namely the costs of the goods and shipping and handling charges. In the event a raffle is held, Worldwide will pay Assignor 65% of the income therefrom, after deducting the direct costs of obtaining such income, namely printing costs, shipping and handling costs, and travel costs for the prize winners.

3.2 Restrictions on the Shares and the Warrant Shares

(a) The Assignor acknowledges and agrees that the Shares (including the New Agreement Shares for the purposes of this Section 3.2 but excluding the shares in Section 3.1(a)(ii)), and the Warrant Shares (including the New Agreement Warrant Shares for the purposes of this Section 3.2) are subject to the following restrictions, in addition to such other restrictions as may be imposed under applicable securities laws:

(i) a one year hold period (the "Hold Period") from the date of issuance of the Shares or the Warrant Shares, as applicable; and

(ii) following the expiration of the Hold Period and subject to sections 3.2(b) and 3.2(c) of this Agreement, the Assignor may sell, during any 90 day period, up to an aggregate of twenty-five (25%) percent of the Shares and the Warrant Shares issued to the Assignor pursuant to this Agreement.

(b) The Assignor agrees that prior to selling any of the Shares or the Warrant Shares, the Assignor will offer to sell the Shares or the Warrant Shares, as the case may be, to Assignee at a price per share equal to last sale price of Worldwide's common shares on the National Association of Securities Dealers Inc.'s Over-the-Counter Bulletin Board, or any other market upon which Worldwide's common shares trade at such time. Assignee will have five (5) days to notify Assignor that it has decided whether or not to purchase the Shares or the Warrant Shares, as applicable, and should Assignee choose to purchase such shares, fifteen (15) days to complete such purchase.

(c) In the event that Assignee does not purchase the Shares or the Warrant Shares pursuant to section 3.2(b) of this Agreement, Assignor agrees to sell the Shares or the Warrant Shares, as the case may be, through a broker designated within the five day period in Section 3.2(b), by Assignee in its sole discretion.

3.3 Assignor's Acknowledgements

Assignor acknowledges that the Shares, the New Agreement Shares, the Warrant Shares and the New Agreement Warrant Shares will not be registered under the United States Securities Act of 1933 (the "1933 Act"), or under any state securities or "blue sky" laws of any state of the United States, and, unless so registered, may not be offered or sold in the United States or to U.S. persons, except pursuant to an effective registration statement under the 1933 Act, pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the 1933 Act and in each case only in accordance with applicable state securities laws. Assignor further acknowledges that, pursuant to Rule 144 under the 1933 Act, the Shares, New Agreement Shares, the Warrant Shares and the New Agreement Warrant Shares will be subject to a one (1) year hold period from the date of issuance of the such shares, as the case may be, as well as certain volume restrictions in the second year following the date of their issuance.

Article 4
Duration, Termination and Default

4.1 Effective Date

This Agreement shall become effective as of the date of payment from Assignee to Assignor of the consideration described in Sections 3.1(a)(i), (ii) and (iii) (the "Effective Date"), and shall continue until terminated pursuant to the terms of this Agreement.

4.2 Termination

This Agreement may be terminated by:

(a) Assignee or Worldwide giving Assignor written notice that Assignor is in breach of this Agreement, and Assignor failing to cure such breach within 30 days of receipt of such notice;

(b) Assignor giving Worldwide written notice that Worldwide or Assignee is in breach of this Agreement, and Worldwide or Assignor failing to cure such breach within 30 days of receipt of such notice; or

(c) Three years after the Effective Date, Assignor may terminate this Agreement by giving 30 days written notice to Assignee and Worldwide of such termination.

4.3 Compensation of Assignor on Termination

If Assignee or Worldwide terminates this Agreement pursuant to Section 4.2(b), all compensation to Assignor pursuant to Section 3.1 is cancelled and is of no force and effect and all warrants granted to Assignor will be cancelled and all shares in Worldwide held by Assignor will be cancelled without compensation.

It is understood that each Artist agreement shall stand on its own. All elements as per Section 4.3, noticing Section 4.2(b), pursuant to Section 3.1 shall only pertain to each individual agreement.

Example: (Ricky Martin - New Artist #1 - New Artist #2) A breach of contract is not able to be cured for New Artist #1, this does not effect Ricky Martin or New Artist #2 or any of the compensation given to Assignor in each of these individual agreements.

Upon termination of this Agreement, Assignee shall be entitled to receive all sums due and payable under this Agreement and all agreements made with artists then in effect will remain so until terminated according to such agreement's terms and conditions.

Article 5
Confidentiality

5.1 Ownership of Database

All information collected relating to Official Ricky Martin Fan Club members and purchasers of goods and services at the Website (the "Database") will be jointly owned by Assignor and Assignee, and all income received by either party relating to the Database will be shared equally between Assignee and Assignor.

5.2 Confidentiality

(a) Assignor shall not, except as authorized or required by his duties, reveal or divulge to any person or companies any of the trade secrets, secret or confidential operations, processes or dealings or any information concerning the organization, business, finances, transactions or other affairs of Worldwide or Assignee, which may come to his knowledge during the term of this Agreement and shall keep in complete secrecy all confidential information entrusted to him and shall not use or attempt to use any such information in any manner which may injure or cause loss, either directly or indirectly, to the business of Worldwide or Assignee or may be likely so to do. This restriction shall continue to apply after the termination of this Agreement without limit in point of time but shall cease to apply to information or knowledge which may come into the public domain.

(b) Assignor shall comply, and shall cause his agents to comply, with such directions as Worldwide or Assignee shall make to ensure the safeguarding or confidentiality of all such information. Worldwide and/or Assignee may require that any agent of Assignor execute an agreement with Worldwide and Assignee regarding the confidentiality of all such information.

Article 6
Miscellaneous

6.1 Waiver; Consents

No consent, approval or waiver, express or implied, by any party hereto, to or of any breach of default by another party in the performance by another party of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other party of the same or any other obligations of such other party or to declare the other party in default, irrespective of how long such failure continues, shall not constitute a general waiver by such party of its rights under this Agreement, and the granting of any consent or approval in any one instance by or on behalf of Worldwide or Assignee shall not be construed to waiver or limit the need for such consent in any other or subsequent instance.

6.2 Governing Law

This Agreement and all matters arising thereunder shall be governed by the laws of the State of California.

6.3 Successors, etc.

This Agreement shall enure to the benefit of and be binding upon each of the parties hereto and their respective heirs, successors and permitted assigns.

6.4 Assignment

(a) This Agreement may not be assigned by any party without the written consent of the other parties hereto, except for assignments made from Assignor to Roy A. Sciacca or Creative Licensing, Inc. (the "Permitted Assignees"), or assignments from Worldwide or Assignee to related companies.

(b) The Assignor hereby acknowledges and agrees that:

(i) Worldwide will be relying on an exemption from the registration requirements of the 1933 Act and applicable state securities laws to issue Shares, Warrants, Warrant Shares, New Agreement Shares, New Agreement Warrants and New Agreement Warrant Shares, as the case may be;

(ii) accordingly, Worldwide will only be required to issue such securities to an assignee of the Assignor (including, without limitation, a Permitted Assignee) in accordance with applicable securities laws, and only if such assignee executes of all necessary documents, including a Subscription Agreement similar to that attached to this Agreement as Schedule "B"; and

(iii) for greater certainty, to the extent that any such securities have already been issued to the Assignor, Worldwide shall not be required to cause the re-issuance of such securities in the name of a Permitted Assignee or any other assignee of the Assignor except pursuant to a proper transfer of such securities effected in accordance with applicable securities laws.

6.5 Accounting

With respect to all revenue earned, Assignee shall compute the monies payable to Assignor hereunder and render monthly statements thereof to Assignor within 20 days after the end of each calendar month. Assignee shall deduct from the monies otherwise payable to Assignor hereunder all chargeable amounts under this Agreement. Each such monthly statement shall include an itemized breakdown of the sources of the applicable revenue and shall be accompanied by the payment of the amount of monies, if any, earned by Assignor during the accounting period to which the statement relates. Assignee shall be entitled from time to time to withhold from payments otherwise due, reasonable reserves against anticipated returns, rebates, credits, cancellations and exchanges, provided that such reserves shall be liquidated within six months following their establishment. Assignor or a certified public accountant on Assignor's behalf may, at Assignee's offices and at Assignor's expense, examine Assignor's books and records relevant to the calculation of the monies payable to Assignor hereunder solely for the purposes of verifying the accuracy of statements rendered by Assignee to Assignor. Such books and records may be examined as aforesaid only (i) during Assignee's normal business hours, (ii) upon reasonable notice to Assignee, and (iii) within one (1) year after the date a statement is rendered hereunder. Each statement shall be deemed final and binding upon Assignor as an account stated and shall not be subject to any claim or objection by Assignor (A) unless Assignor notifies Assignee of Assignor's specific written objection to the applicable statement, stating the basis thereof in reasonable detail within one (1) year after the date such statement is rendered hereunder, and (B) unless, within said one (1) year period, Assignor makes proper service of process upon Assignee in a suit instituted in a court of proper jurisdiction.

RIGHT TO AUDIT:

Upon reasonable notice to COMPANY, JESDAN shall have, at their expense, the right to audit the books, records and account of COMPANY that involve the subject matter of this agreement, to verify the accuracy of payments due or owing under the terms of this agreement. All costs and expenses of any such audit shall be borne solely by the auditing party, unless such audit reveals a discrepancy of greater than Five (5%) percent. In the event such discrepancy is found, COMPANY shall be responsible for reimbursing auditing party for the cost of said audit. COMPANY shall, upon payment of revenues described herein, provide a cover sheet reflecting all disbursements.

6.6 Entire Agreement and Modification

This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements and undertakings, whether oral or written, relative to the subject matter hereof. To be effective any modification of this Agreement must be in writing and signed by the party to be charged thereby.

6.7 Headings

The headings of the Sections and Articles of this Agreement are inserted for convenience of reference only and shall not in any manner affect the construction or meaning of anything herein contained or govern the rights or liabilities of the parties hereto.

6.8 Notices

All notices, requests and communications required or permitted hereunder shall be in writing and shall be sufficiently given and deemed to have been received upon personal delivery or, if mailed, upon the first to occur of actual receipt or forty-eight (48) hours after being placed in the mail, postage prepaid, registered or certified mail, return receipt requested, respectively addressed to Worldwide, Assignee or Assignor as follows:

Worldwide:

Worldwide Technologies, Inc.
300 Esplanade Drive, Suite 1680
Oxnard, CA 93030

Attention: Aric Gastwirth

Facsimile: 805.205.2323

Assignee:

Entertainment Hosting & Merchandising, LLC
300 Esplanade Drive, Suite 1680
Oxnard, CA 93030

Attention: Aric Gastwirth

Facsimile: 805.205.2323

Assignor:

Jesdan Entertainment Corp.
11161 Heron Bay Blvd., Suite 4323
Coral Springs, FL 33076

Attention: Roy A. Sciacca

Facsimile: 954.757.1189

or such other address as may be specified in writing to the other party, but notice of a change of address shall be effective only upon the actual receipt.

6.9 Time of the Essence

Time is of the essence of this Agreement.

6.10 Further Assurances

The parties hereto agree from time to time after the execution hereof to make, do, execute or cause or permit to be made, done or executed all such further and other lawful acts, deeds, things, devices and assurances in law whatsoever as may be required to carry out the true intention and to give full force and effect to this Agreement.

6.11 Counterparts

This Agreement may be executed in several counter-parts, each of which will be deemed to be an original and all of which will together constitute one and the same instrument.

6.12 Electronic Means

Delivery of an executed copy of this Agreement by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery of this Agreement as of the date first set forth above.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

WORLDWIDE TECHNOLOGIES, INC.

Per: /s/ signed
Authorized Signatory

ENTERTAINMENT HOSTING & MERCHANDISING, LLC

Per: /s/ signed
Authorized Signatory

JESDAN ENTERTAINMENT CORP.

Per: /s/ signed
Authorized Signatory

Schedules (not attached):

Schedule A: The Ricky Martin Licence
Schedule B: Subscription Agreement